Exhibit 10.64

REINSTATEMENT OF AND SECOND AMENDMENT TO
PURCHASE AND SALE CONTRACT

            Reinstatement of and Second Amendment to Purchase and Sale Contract (the “Amendment”) is made as of July 16, 2010, between CONCAP VILLAGE GREEN ASSOCIATES, LTD., a Texas limited partnership (“Seller”), and HARBOR GROUP INTERNATIONAL, LLC a Delaware limited liability company (“Purchaser”).

W I T N E S S E T H:

            WHEREAS, Seller and Purchaser entered into a Purchase and Sale Contract dated as of May 24, 2010, as amended by that certain First Amendment to Purchase and Sale Contract, dated May 26, 2010 (collectively, the “Contract”) with respect to the sale of certain property known as Village Green Apartments located in Seminole County, Florida, as described in the Contract;

            WHEREAS, pursuant to Section 3.2 of the Contract, Purchaser had a right to terminate the Contract solely as a result of zoning matters that are unsatisfactory to Purchaser by written notice given to Seller on or prior to June 4, 2010;

            WHEREAS, Purchaser exercised such termination right pursuant to that certain letter dated June 3, 2010 from Purchaser to Seller (the “Termination Notice”); and

            WHEREAS, Seller and Purchaser desire to (i) rescind the Termination Notice, (ii) reinstate the Contract in its entirety and (iii) amend the Contract on the terms set forth herein.

            NOW, THEREFORE, in consideration of the mutual covenants herein contained, the sum of $10.00 and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.      Capitalized Terms.     Capitalized terms used in this Amendment shall have the meanings given to them in the Contract, except as expressly otherwise defined herein.

2.      Reinstatement.           Purchaser hereby rescinds the Termination Notice.  Seller and Purchaser hereby agree that (i) the Termination Notice is null and void and (ii) the Contract is hereby reinstated in its entirety, as amended by this Amendment, and is hereby ratified and affirmed in all respects, as if the Termination Notice had never been given by Purchaser.

3.      Purchase Price.          The first three lines of Section 2.2 of the Contract shall be amended as follows:  “The total purchase price ("Purchase Price") for the Property shall be an amount equal to Seven Million Four Hundred Fifty Thousand  Dollars ($7,450,000.00), payable by Purchaser, as follows:”

4.      Deposit.          Seller and Purchaser acknowledge that, as a result of Purchaser exercising its termination right pursuant to the Termination Notice, Escrow Agent returned the Deposit to Purchaser.  Notwithstanding anything to the contrary contained in the Contract, within 2 Business Days following the execution of this Amendment, Purchaser shall deliver to Escrow Agent a deposit of Two Hundred Fifty Thousand  Dollars ($250,000.00) by wire transfer of Good Funds.  Such deposit shall be deemed to be the Deposit under the Contract.  Purchaser acknowledges that, except as otherwise provided in Section 4.5.9 of the Contract, the Deposit is non-refundable, and Purchaser’s obligation to purchase the Property shall be conditioned only as provided in Section 8.1, Article 11 and Article 12.

5.      Loan Assumption Application Submittal Deadline.  The Loan Assumption Application Submittal Deadline, set forth in Section 4.5.3 of the Contract, is hereby extended to 5:00 pm (eastern time) on July 19, 2010.

6.      Loan Assumption Approval Period.  Section 4.5.9 of the Contract shall be deleted and replaced as follows:

            “4.5.9   If (a) Purchaser complies in all material respects with its obligations under this Contract (including this Section 4.5), and (b) Purchaser is unable to obtain the consent of the Lender to the Loan Assumption and Release (subject only to Lender’s customary conditions) on or before 5:00 pm (eastern time) on August 16, 2010 (the “Loan Assumption Approval Period”), then Purchaser shall have the right, on or before the expiration of the Loan Assumption Approval Period to give Escrow Agent notice terminating this Contract based solely on the fact that the Loan Assumption and Release has not been approved by the Lender, in which event this Contract shall be of no further force and effect, subject to and except for the Survival Provisions, and Escrow Agent shall forthwith return the Deposit to Purchaser.

                        4.5.9.1             If (y) despite Purchaser using commercially reasonable good faith efforts to obtain the Loan Assumption and Release, Purchaser does not obtain the consent of the Lender to the Loan Assumption and Release (subject only to Lender’s customary conditions) on or before the expiration of the Loan Assumption Approval Period, then Purchaser shall have the right (the “First Loan Assumption Approval Extension Right”), exercisable by delivering written notice to Seller five (5) Business Days prior to the expiration of the Loan Assumption Approval Period, to extend the Loan Assumption Approval Period to 5:00 pm (eastern time) on August 30, 2010 for the sole purpose of obtaining Lender's approval of the Loan Assumption and Release.

                        4.5.9.2             If Purchaser exercises its First Loan Assumption Approval  Extension Right and, despite Purchaser using commercially reasonable good faith efforts to obtain the Loan Assumption and Release, Purchaser does not obtain the consent of the Lender to the Loan Assumption and Release (subject only to Lender’s customary conditions) on or before the expiration of the Loan Assumption Approval Period (as extended by the First Loan Assumption Approval  Extension Right), then Purchaser shall have the additional right (the “Second Loan Assumption Approval Extension Right”), exercisable by delivering written notice to Seller five (5) Business Days prior to the expiration of the Loan Assumption Approval Period (as extended by the First Loan Assumption Approval Extension Right), to further extend the Loan Assumption Approval Period to 5:00 pm (eastern time) on September 14, 2010 for the sole purpose of obtaining Lender's approval of the Loan Assumption and Release; provided that concurrently with delivering such written notice exercising the Second Loan Assumption Approval Extension Right, Purchaser shall deliver to Escrow Agent an additional deposit of $25,000.00 (the “Second Loan Assumption Period Extension Deposit”).  The Loan Assumption Period Extension Deposit shall be deemed part of the Deposit.

                        4.5.9.3             If Purchaser exercises its First Loan Assumption Approval  Extension Right and Second Loan Assumption Approval Extension Right and, despite Purchaser using commercially reasonable good faith efforts to obtain the Loan Assumption and Release, Purchaser does not obtain the consent of the Lender to the Loan Assumption and Release (subject only to Lender’s customary conditions) on or before the expiration of the Loan Assumption Approval Period (as extended by the First Loan Assumption Approval Extension Right and the Second Loan Assumption Approval Right), then Purchaser shall have the additional right (the “Third Loan Assumption Approval Extension Right”), exercisable by delivering written notice to Seller five (5) Business Days prior to the expiration of the Loan Assumption Approval Period (as extended by the First Loan Assumption Approval Extension Right and the Second Loan Assumption Approval Extension Right), to further extend the Loan Assumption Approval Period to 5:00 pm (eastern time) on September 29, 2010 for the sole purpose of obtaining Lender's approval of the Loan Assumption and Release; provided that concurrently with delivering such written notice exercising the Third Loan Assumption Approval Extension Right, Purchaser shall deliver to Escrow Agent an additional deposit of $25,000.00 (the “Third Loan Assumption Period Extension Deposit”).

                        4.5.9.4             The Second Loan Assumption Period Extension Deposit and the Third Loan Assumption Period Extension Deposit, to the extent actually deposited by Purchaser with Escrow Agent, shall be deemed part of the Deposit.”

7.      Closing Date. Section 5.1 of the Contract shall be deleted and replaced as follows:

“5.1      Closing Date.

            5.1.1    The Closing shall occur on the date (the “Closing Date”) that is the earlier of (x) twenty (20) days after Seller and Purchaser receive written notice that the Lender has approved the Loan Assumption and Release and (y) September 7, 2010 (the “Outside Closing Date”), through an escrow with Escrow Agent, whereby Seller, Purchaser and their attorneys need not be physically present at the Closing and may deliver documents by overnight air courier or other means.  Purchaser shall provide Seller with written notice of Lender’s approval of the Loan Assumption and Release no later than two (2) days after Purchaser’s receipt of such approval.

            5.1.2    Notwithstanding the foregoing, (i) if Purchaser timely exercises Purchaser’s First Loan Assumption Approval Extension Right, then the Outside Closing Date shall automatically be extended to September 20, 2010, (ii) if Purchaser timely exercises Purchaser’s Second Loan Assumption Approval Extension Right, then the Outside Closing Date shall automatically be extended to October 4, 2010 and (iii) if Purchaser timely exercises Purchaser’s Third Loan Assumption Approval Extension Right, then the Outside Closing Date shall automatically be extended to October 19, 2010.

            5.1.3    Notwithstanding the foregoing, Seller shall have the option, by delivering written notice to Purchaser, to extend the Closing Date to the last Business Day of the month in which the Closing Date otherwise would occur pursuant to the preceding sentence, in connection with either the Loan Assumption and Release.”

8.      Material Loan Modification.  The term “Material Loan Modification” set forth in Section 4.5.4 of the Contract shall be deleted in its entirety and replaced as follows:  “The term “Material Loan Modification” shall mean any of the following: (i) an increase in the fixed interest rate under either or both of the Loans, (ii) a shortening of the stated maturity date for either or both of the Loans, (iii) the imposition of new or additional borrower reserve accounts, other than the Required Loan Fund Amounts, (iv) a requirement that Purchaser shall cause a person or entity to execute and deliver a full-recourse guaranty of all or any portion of the Loans in favor of Lender (as opposed to a so-called “non-recourse carve-out” guaranty), (v) a partial prepayment of either or both Loans in order to reduce the aggregate outstanding principal balance of the Loan(s) to an amount that is less than sixty-five percent (65%) of the Purchase Price, and (vi) any other material adverse change to the terms of the Assumed Loan Documents that are not customary and reasonable for loans from the Lender on multi-family property in Seminole County, Florida which are similar in type, age and condition as the Property.  The following shall not constitute a Material Loan Modification: (a) a partial prepayment of either or both Loans in order to reduce the aggregate outstanding principal balance of the Loan(s) to an amount that is equal to or greater than sixty-five percent (65%) of the Purchase Price, (b) HGGP Capital VII, LLC, or such other person or entity the Lender has accepted in prior transactions with Purchaser, executing and delivering a customary “non-recourse carve-out” guaranty and such other guaranty(s), if any, which are a part of the Assumed Loan Documents and a customary environmental indemnity in favor of Lender and (c) Purchaser’s obligation to fund the Required Loan Fund Amounts.

9.      Prepayment Penalty.

(a)        The last sentence of Section 4.5.5 of the Contract shall be deleted and replaced as follows:  “Further, if (i) as a condition to approving the Loan Assumption and Release, the Lender requires a partial prepayment of either or both of the Loans and (ii) in connection with such partial prepayment, a prepayment penalty or premium (including any yield maintenance premium) is due to the Lender (the "Prepayment Penalty"), then Purchaser shall, within five (5) Business Days of receiving notice of such requirement to pay down the Loan(s), notify Seller in writing of the amount of the partial prepayment Lender is requiring (the “Prepayment Penalty Notice”).  If the Lender requires a pay down of either or both Loans in order to reduce the aggregate outstanding principal balance of the Loan(s) to an amount that is equal to or greater than eighty percent (80%) of the Purchase Price, then Seller shall pay the portion of the Prepayment Penalty (if any) that is associated with such partial prepayment.  If the Lender requires a pay down of either or both of the Loans in order to reduce the aggregate outstanding principal balance of the Loan(s) to an amount that is less than eighty percent (80%) of the Purchase Price, then, in the Prepayment Penalty Notice, Purchaser shall notify Seller as to whether or not Purchaser agrees to (a) pay the Prepayment Penalty (provided that, at Closing, Seller shall give Purchaser a credit against the Purchase Price in the amount of the Prepayment Penalty associated with the portion of such prepayment to reflect a loan amount of eighty percent (80%) of the Purchase Price) or (b) terminate this Contract.  If  Purchaser elects to terminate this Contract, then the Deposit shall be promptly returned to Purchaser and this Contract shall be of no further force or effect, except for the Survival Provisions.”

(b)        The second sentence of Section 5.4.7 of the Contract shall be deleted and replaced as follows:  “Purchaser shall be responsible for all Lender Fees as a result of the Loan Assumption and Release, including any payment of required by the Lender in order to reduce the outstanding principal amount of either or both of the Loans, provided, however, all prepayment penalty(ies) associated with such prepayment of the Loans shall be allocated between Seller and Purchaser pursuant to Section 4.5.5.”

10.  Miscellaneous.           This Amendment (a)  supersedes all prior oral or written communications and agreement between or among the parties with respect to the subject matter hereof, and (b) may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute a single instrument and may be delivered by facsimile transmission or electronic mail, and any such facsimile transmitted or electronically mailed Amendment shall have the same force and effect, and be as binding, as if original signatures had been delivered.  As modified hereby, all the terms of the Contract are hereby ratified and confirmed and shall continue in full force and effect.

[Signature Page to Follow]

            IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year hereinabove written.

Seller:

CONCAP VILLAGE GREEN ASSOCIATES, LTD., a Texas limited partnership

By:  CCP/III VILLAGE GREEN GP, INC., a South Carolina corporation, its general partner

By:  /s/John Spiegleman

Name:  John Spiegleman

Title:  Senior Vice President

Purchaser:

HARBOR GROUP INTERNATIONAL, LLC,

a Delaware limited liability company

By:  /s/T. Richard Litton, Jr.

Name:  T. Richard Litton, Jr.

Title:  President